Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2011 Results

Fiscal 2011 sales and EPS exceed company’s guidance range;

Full-year profitability up, with EPS of $0.70 versus $0.10 in fiscal 2010;

Continued to improve cost structure and gross margin percentage, and strengthen balance sheet;

Company expects EPS to increase 7 percent to 17 percent in fiscal 2012

MINNEAPOLIS, May 12, 2011 – Arctic Cat Inc. (NASDAQ: ACAT) today reported that net earnings for the fiscal year ended March 31, 2011, increased to $13.0 million, or $0.70 per diluted share, up from prior-year net earnings of $1.9 million, or $0.10 per diluted share. Arctic Cat’s net sales for the fiscal 2011 full year grew to $464.7 million versus $450.7 million last fiscal year.

Claude Jordan, Arctic Cat’s president and chief executive officer, commented: “We are pleased with the continued improvement in Arctic Cat’s full-year profitability and revenue. Contributing to our fiscal 2011 results were increased sales of snowmobiles and snow-related parts, garments and accessories. Our ongoing emphasis on controlling our cost structure led to higher gross margins and operating profits in fiscal 2011, while additional inventory reductions further strengthened the company’s balance sheet.”

Among the highlights of Arctic Cat’s fiscal 2011 full-year financial results versus last fiscal year:

•	Gross margins improved 330 basis points;

•	Operating expenses as a percent of sales decreased to 17.9 percent;

•	Operating profit rose to $18.1 million versus $1.3 million;

•	Inventories declined 24 percent to $61.5 million from $81.4 million at the end of the fourth quarter;

•	Total cash and short-term investments at quarter end rose to $125.1 million, up from $71.1 million; and

•	The company had no short- or long-term debt at quarter end.

For the 2011 fourth quarter ended March 31, 2011, Arctic Cat reported a net loss of $9.6 million, or $0.52 per diluted share, on net sales of $73.5 million. Arctic Cat reported a net loss in the prior-year fourth quarter of $9.6 million, or $0.52 per diluted share, on net sales of $84.0 million. Due to the seasonality of Arctic Cat’s business, the company typically reports lower results in its fiscal first and fourth quarters, and its fiscal second and third quarters are historically its strongest.

Arctic Cat Reports Fiscal 2011 Results – 2

Business Line Results

Arctic Cat’s fourth-quarter snowmobile sales were a negative $4.5 million, primarily due to sales incentives, versus sales of $597,000 in the prior-year quarter. Full-year snowmobile sales grew 12 percent to $182.0 million compared to $162.9 million last year, due to strong U.S. and international snowmobile sales.

“In fiscal 2011, we were pleased to see snowmobile sales rebound from their recessionary levels a year ago,” said Jordan. “In March, we unveiled 23 exciting, all-new snowmobiles, representing 75 percent of our 2012 model year line-up, which we believe will have a positive impact on fiscal 2012 snowmobile sales. We remain firmly focused on being a technology innovation leader. Our latest first-to-market technologies will further enhance sled performance and rider comfort.”

In addition to offering the world’s fastest snowmobiles, Arctic Cat’s newly introduced 2012 models are equipped with an exclusive new chassis, suspension, and drive and braking technologies.

Arctic Cat’s ATV sales totaled $48.0 million in the fourth quarter versus $55.8 million in the prior-year quarter, as the business continued to focus on lowering dealer inventory. Full-year ATV sales declined 4 percent in fiscal 2011 to $181.1 million compared to $188.0 million in fiscal 2010.

“Industry-wide ATV retail sales continued to decline in fiscal 2011, however, we gained traction with three new ATV products that were introduced in the fiscal 2011 fourth quarter. These included two value-priced models – the full-featured 350 4x4 automatic and the 425 EFI 4x4 automatic – as well as a new crossover XC450i ATV. These new products, combined with our existing strong line-up, allowed us to take market share in fiscal 2011,” said Jordan. “We also are excited to soon enter the growing sport side-by-side segment with our new Wildcat sport side-by-side model. Although we haven’t yet disclosed specific details on this product, we recently previewed the Wildcat at our snow dealer show and plan to begin shipping this off-road vehicle to dealers during fiscal 2012.”

Sales of parts, garments and accessories (PG&A) in the fiscal 2011 fourth quarter rose 9 percent to $29.9 million versus $27.6 million in the prior-year quarter. The growth in PG&A was due primarily to a strong snow season in North America that resulted in higher sales of snow-related parts, garments and accessories. For fiscal 2011, PG&A sales totaled $101.6 million compared to $99.9 million in the prior year.

Outlook

“We remain pleased with our progress to further improve Arctic Cat’s profitability and sales in fiscal 2011, and we expect to make continued gains in fiscal 2012,” Jordan said. “Our successful efforts to reduce dealer inventories leave Arctic Cat well-positioned for future sales growth, assuming the economy continues its current rate of improvement. We also remain focused on leveraging the company’s operational efficiencies, in order to further enhance profitability.”

Arctic Cat Reports Fiscal 2011 Results – 3

The company’s fiscal 2012 outlook includes the following assumptions: ATV industry retail sales declining approximately 10 to 15 percent; snowmobile industry retail sales up approximately 5 to 10 percent; Arctic Cat dealer inventories declining 10 to 20 percent; achieving flat operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet. At this time, the company expects gross margins to improve between 20 to 60 basis points in fiscal 2012, although commodity costs will remain a challenge for the foreseeable future.

For the fiscal year ending March 31, 2012, Arctic Cat anticipates sales in the range of $488 million to $502 million, an increase of 5 percent to 8 percent versus fiscal 2011. The company estimates that fiscal 2012 earnings will increase 7 percent to 17 percent and be in the range of $0.75 to $0.82 per diluted share.

“We are confident that our strategies will enable Arctic Cat to deliver improved shareholder value again this fiscal year,” said Jordan.

Conference Call

A conference call is scheduled for 10:30 a.m. CT (11:30 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4438591. The telephone replay will be available through Thursday, May 19, 2011.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Report on Form 8-K and other filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales, pricing and sales incentives; ; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines; interruption of dealer floorplan financing; warranty expenses and product recalls; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of reserves or insured amounts; environmental and product safety regulatory activity; effects of the weather; general economic conditions and political changes; interest rate changes; consumer demand and confidence; and those set forth in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 under heading “Item 1A. Risk Factors.” The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Arctic Cat Reports Fiscal 2011 Results – 4

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2011	2010	2011	2010
Net Sales
Snowmobile & ATV Units	$43,530	$56,438	$363,015	$350,871
Parts Garments & Accessories	29,927	27,580	101,636	99,857

Total Net Sales	73,457	84,018	464,651	450,728
Cost of Goods Sold
Snowmobile & ATV Units	48,531	60,102	302,783	309,217
Parts Garments & Accessories	18,166	16,020	60,359	58,275

Total Cost of Goods Sold	66,697	76,122	363,142	367,492

Gross Profit	6,760	7,896	101,509	83,236
Operating Expenses
Selling & Marketing	8,567	8,947	33,540	33,929
Research & Development	5,201	3,749	15,029	12,926
General & Administrative	7,550	7,722	34,805	35,045

Total Operating Expenses	21,318	20,418	83,374	81,900

Operating Profit (Loss)	(14,558)	(12,522)	18,135	1,336
Other Income (Expense)
Interest Income	35	8	107	12
Interest Expense	—	(1)	(11)	(250)

Total Other Income (Expense)	35	7	96	(238)

Earnings (Loss) Before Income Taxes	(14,523)	(12,515)	18,231	1,098
Income Tax Expense (Benefit)	(4,937)	(2,955)	5,224	(777)

Net Earnings (Loss)	$(9,586)	$(9,560)	$13,007	$1,875

Net Earnings (Loss) Per Share
Basic	$(0.52)	$(0.52)	$0.71	$0.10

Diluted	$(0.52)	$(0.52)	$0.70	$0.10

Weighted Average Shares Outstanding:
Basic	18,289	18,228	18,232	18,220

Diluted	18,289	18,228	18,539	18,291

	March 31,
Selected Balance Sheet Data:	2011	2010
Cash and Short-term Investments	$125,113	$71,062
Accounts Receivable, net	23,732	29,227
Inventories	61,478	81,361
Total Assets	273,186	246,084
Short-term Bank Borrowings	—	—
Total Current Liabilities	87,724	75,320
Long-term Debt	—	—
Shareholders’ Equity	183,036	167,339

Arctic Cat Reports Fiscal 2011 Results – 5

	Three Months Ended March 31,			Years Ended March 31,
Product Line Data:	2011	2010	Change	2011	2010	Change
All-Terrain Vehicles	$48,017	$55,841	-14%	$181,050	$187,953	-4%
Snowmobiles	(4,487)	597	-852%	181,965	162,918	12%
Parts, Garments, & Accessories	29,927	27,580	9%	101,636	99,857	2%

Total Sales	$73,457	$84,018	-13%	$464,651	$450,728	3%

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